Dated February 13 , 2007

MOLECULAR VISION LIMITED AND ACRONGENOMICS, INC.	(1) (2)
DEVELOPMENT AGREEMENT

Dorsey & Whitney

21 Wilson Street

London EC2M 2TD

Tel: 020 7588 0800

Fax: 020 7588 0555

www.dorsey.com

CONTENTS

1	Interpretation	2
2	Term	2
3	Research Project	2
4	Payment	2
5	Intellectual Property	2
6	Commercialisation	2
7	Confidentiality and Publicity	2
8	Liability	2
9	Termination	2
10	Dispute Resolution	2
11	Representations and Warranties	2
12	Assignment and Sub-contracting	2
13	Waiver	2
14	Severability	2
15	No Agency or Partnership	2
16	Further Assurance	2
17	The Contracts (Rights of Third Parties) Act 1999	2
18	Notices	2
19	Entire Agreement	2
20	Force Majeure	2
21	Governing Law	2
Schedule 1		2
Background Intellectual Property		2
Schedule 2		2
Research Project		2

Schedule 3a	2
Research Project Payment Schedule	2
Schedule 4	2
Option Vesting	2
Schedule 5	2
Appointment of Expert	2

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THIS DEVELOPMENT AGREEMENT (the “Agreement”) is made as of February 13, 2007

BETWEEN:

PARTIES

(1)	MOLECULAR VISION LIMITED (Company Number 4292847) whose registered office is 21 Wilson Street, London, EC2M 2TD (“MVL”); and
(2)	ACRONGENOMICS, INC. of 14 rue Kleberg, Geneva Switzerland (“AG”),

(Individually a “Party” and together the “Parties”).

RECITALS

(A)

MVL has developed a platform technology that has applications in many analysis/diagnostic fields and that is based on and protected by certain Intellectual Property (including Patent Rights) that has been assigned or licensed to it by the MVL Founders and Imperial Innovations Limited (defined below as 'Background Intellectual Property'). The MVL Founders have created further Intellectual Property within their fields of research at Imperial College of Science, Technology and Medicine and Imperial Innovations has patented/is patenting certain of these inventions. The MVL Founders are likely to generate additional Intellectual Property at Imperial College within their fields of research. Imperial Innovations may wish to license or assign any or all of this Intellectual Property to MVL at a future date.

(B)	MVL wishes to exploit its technology via development agreements with commercial parties in a number of different fields.
(C)

AG wishes to collaborate with MVL and to acquire exclusive rights to commercialize the Results (as defined below) in the Fields. AG wishes to contract with MVL to complete the further research and development necessary to achieve functional, manufacturable prototypes within the Fields.

(D)

MVL and AG previously entered into a development agreement dated May 22, 2006 regarding the development and commercialization of the Background Intellectual Property and the Results, under which AG paid £575,000 to MVL.

(E)	MVL and AG wish to collaborate on the terms and conditions set out below.

THE PARTIES agree as follows:

1	Interpretation

In this Agreement, the following words have the following meanings:

“Affiliate” means in relation to a Party, any entity or person which controls, is controlled by, or is under common control with that Party. For the purposes of this definition, “control” shall mean direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be;

“Background Intellectual Property” or “BG IP” means the Intellectual Property developed and owned by or licensed to MVL as detailed in Schedule 1

“Calendar Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December, respectively;

“Cardiac Markers” means the combination of cardiac markers and biological fluid referred to in Schedule 2

“Completion Date” means the date on which the first payment in Schedule 3 has been received by MVL which shall be no later than April 30th 2007

“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party providing the information;

“Effective Date” means the date of this Agreement;

“Fields” means all of 1) the field of detection of “Kidney Markers” (the “Kidney Field”), 2) the field of detection of “Cardiac Markers” (the “Cardiac Field”) and 3) the field of detection of “Sexually Transmitted Disease Markers” (the “STD Field”). The two parties expect to enter into a further agreement to finance further development on terms and conditions to be agreed and in this event Fields will also include 4) the field of detection of substances of abuse (the “Substances of Abuse Field”);

“Gross Receipts” means the amount, excluding any sales taxes, of any payment and the value of any non-monetary receipt, received by AG or its Affiliates from third parties, in relation to the sub-licensing, including the grant of any option over a sub-licence, of any of the BG IP and/or Results, and including any of the following:

(a)

up-front, milestone, success, bonus, maintenance and periodic (including annual) payments, and royalty payments (other than royalty on sales of Licensed Products), received under any sub-licence agreements with third parties in arm’s length transactions or, where the sub-licence agreement is not a transaction at arm’s length, the amount of such payments that would have been due if it had been at arm’s length;

(b)	any loan, guarantee or other financial benefit made or given other than on normal market terms; and

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(c)	any shares, options or other securities obtained from a third party;

“Gross Sales Value” means the invoiced price of Licensed Products, excluding any sales taxes, sold by AG or its Affiliates or its sub-licensee(s) to independent third parties in arm’s length transactions or, where the sale is not at arm’s length, the price, excluding any sales taxes, that would have been so invoiced if it had been at arm’s length;

“Intellectual Property” means any invention, improvement, Patent Rights, design, process, information, know-how, copyright, trade-mark, trade secret, Confidential Information, technical information, data, techniques, processes, systems, formulae, results of experimentation, designs, statistics, records (including without limitation rights in and to technical processes, systems, methods, software design, algorithms, code, scripts or other computer software), rights in databases, topography rights (whether capable of being patented or registered or not) or application to register any such right and any other intellectual property or intellectual property right of any nature whatsoever in any part of the world;

“Kidney Markers” means the combination of diabetes markers and biological fluid referred to in Schedule 2

“Licensed Products” means any and all products that are developed, manufactured, sold or otherwise supplied by AG or its Affiliate or its sub-licensee and which incorporate, or their development makes use of, the Results;

“MVL Founders” means Professor Donal Bradley, Dr. John de Mello and Professor Andrew de Mello;

“MVL Gross Receipts” means the amount, excluding any sales taxes, of any payment and the value of any non-monetary receipt, received by MVL or its Affiliates from third parties, in relation to the sub-licensing, including the grant of any option over a sub-licence, of any of the Results, and including any of the following:

(d)

up-front, milestone, success, bonus, maintenance and periodic (including annual) payments, and royalty payments (other than royalty on sales of Licensed Products), received under any sub-licence agreements with third parties in arm’s length transactions or, where the sub-licence agreement is not a transaction at arm’s length, the amount of such payments that would have been due if it had been at arm’s length;

(e)	any loan, guarantee or other financial benefit made or given other than on normal market terms; and
(f)	any shares, options or other securities obtained from a third party;

“MVL Gross Sales Value” means the invoiced price of MVL Licensed Products, excluding any sales taxes, sold by MVL or its Affiliates or its sub-licensee(s) to independent third parties in arm’s length transactions or, where the sale is not at arm’s length, the price, excluding any sales taxes, that would have been so invoiced if it had been at arm’s length;

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“ MVL Licensed Products” means any and all products that are developed, manufactured, sold or otherwise supplied by MVL or its Affiliates or its sub-licensees and which incorporate, or their development makes use of, the Results;

“Patent Rights” means any and all patents and patent applications and shall include all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder;

“Research Project” means the research project set out in outline form in Schedule 2 to be carried out by MVL for AG in the Fields;

“Research Project Budget” means the amounts payable by AG with respect to the Research Project set out in Schedule 3a and 3b;

“Results” means all Intellectual Property produced by MVL (or any of its employees or contractors) from the Completion Date of this Agreement until the termination of this Agreement with respect to the research and technology set out in the Research Project and paid for out of the Research Project Budget; and

“Sexually Transmitted Disease Markers” means the combination of sexually transmitted disease markers and biological fluid referred to in Schedule 2 . The two parties may enter into a further agreement on terms and conditions to be agreed to include further combinations of sexually transmitted disease markers and biological fluid such as Chlamydia in urine

“Term” means the term of this Agreement as defined in Clause 0.

In this Agreement (except where the context otherwise requires):

(a)

any reference to a Clause or Schedule is to the relevant Clause or Schedule of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Schedule in which it appears;

(b)	the Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;
(c)

any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality); and

(d)	the singular includes the plural and vice-versa.

If a provision of this Agreement is inconsistent with a provision of a Schedule to this Agreement, the provision of this Agreement shall prevail.

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2	Term

This Agreement commences on the Effective Date and ends thirty calendar months after the Completion date unless terminated earlier in accordance with Clause 9 or unless the first payment in Schedule 3 has not been received by MVL by April 30th 2007 in which case the Agreement terminates immediately or, at least 6 months prior to the end of the Research Project, AG notifies MVL of its intention to extend the Research Project with appropriate funding and the Parties thereafter, but by no later than the date 3 months prior to the end of the Research Project, agree in writing to the terms on which the Research Project and this Agreement will be extended.

3	Research Project
3.1	Subject to AG making payments under Clause 4, MVL shall:
(a)

use reasonable endeavours to perform the tasks set out in the Research Project with all due diligence and reasonable skill and care to achieve functional prototypes within the timescales set out therein;

(b)	maintain quality control records in respect to the performance of its tasks under the Research Project;

(c)

ensure that all the tasks conducted by it under the Research Project shall be carried out in accordance with generally accepted standards of good practice at the time applicable to such tasks (including but without limiting the generality of the foregoing all relevant statutory safety standards from time to time in force) and will be responsible for the implementation of and compliance with all safety and other legislative or policy requirements which apply to the tasks assigned to it under the Research Project;

(d)

provide all reasonable advice and assistance to AG in relation to the commercialisation of the Results in the Fields in accordance with Clause 8, including permitting prospective customers of AG (approved by MVL (such approval not to be unreasonably withheld or delayed)) upon reasonable notice, reasonable access (at reasonable times) to its premises, records and relevant documentation relating to the Research Project for the sole purpose of determining whether to purchase a Licensed Product and/or license any of the Results;

(e)

permit any authorised representative of AG, upon reasonable notice, access (at reasonable times) to its premises, records and relevant documentation relating to the Research Project and shall provide such information and explanations as the representative of AG shall reasonably require to satisfy him that the provisions of this Agreement are being complied with fully. The representative shall be permitted to take copies and extracts; and

(g)	use its reasonable endeavours to perform the tasks set out in the Research Program within the Research Project Budget (unless mutually agreed changes

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to such Research Project Budget occur);

3.2	MVL shall keep detailed written records of its progress of the Research Project and shall provide a detailed summary of such written records to AG each time an invoice is issued under Clause 4.1.
3.3

MVL shall ensure that the Research Project shall only be undertaken by persons who are either employed by it under a contract for services, such contract to include an assignment of all and any Intellectual Property created or arising from that person’s involvement in the Research Project, or are consultants under a consultancy contract which provides for the assignment by such consultants of all Intellectual Property created by them during the course of their duties owed to MVL under such consultancy contract.

3.4

MVL shall ensure that before any third party undertakes any tasks relating to the Research Project (and prior to any Confidential Information being disclosed to him) such third party shall be bound by terms of confidentiality substantially the same as those imposed on MVL under this Agreement.

3.5

If either Party wishes to amend the aim or content of the Research Project, it shall discuss the proposed amendment with the other Party and follow up the discussion with full written particulars. MVL shall, as soon as reasonably practicable, provide a statement as to whether, and if so what, changes to the Research Project Budget and the Term are required to give effect to the proposed amendment. The amendment shall not be approved until both the amendment and the statement by MVL shall have been agreed to in writing and signed by both Parties.

3.6

During the Term, AG shall not, without the prior written consent of MVL and subject to prior agreement from MVL on the terms and conditions of engagement, engage any person other than MVL to develop the BG IP and/or Results for any AG products within the Fields.

3.7	During the Term MV will prepare and submit a monthly report of progress of the Research Project (including a summary of any new results) to the President of AG.
3.8

If, during the Term, AG reasonably considers that the progress of the Research Project is not in accordance with Schedule 2 and is therefore unacceptable to AG, it may give MVL written notice of such and the reasons for its opinion. On receipt of such written notice, MVL will remedy such default in the Research Project as soon as practicable thereafter and if, after 3 months from MVL’s receipt of such notice, AG is not satisfied that the default has been remedied, such default will constitute a material breach and the provisions of Clause 9 shall apply accordingly.

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4	Payment
4.1

Research Project Budget. AG shall pay the amount of £2,875,000 to MVL over the Term, such amount to be provided in instalments in accordance with Schedule 3.This sum is in addition to the £575K already paid to MVL under the terminated agreement dated May 22nd 2006 MVL shall provide a written invoice to AG for payment of the amounts detailed in Schedule 3 on or as soon as practicable after the first day of the month preceding the payment dates set out in Schedule 3.The first payment will be payable on the Completion Date

4.2	AG shall pay the amount set out in each invoice to MVL within 30 days of the date of the invoice together with any applicable taxes at the prevailing rate.
4.3	Payment terms. All consideration due under this Agreement:
(a)	are exclusive of Value Added Tax which where applicable will be paid by AG to MVL in addition;
(b)

shall be paid in pounds sterling by wire transfer into MVL’s nominated bank account, and in the case of Gross Sales Value or Gross Receipts received by AG in a currency other than pounds sterling, Gross Sales Value or Gross Receipts shall be converted from the other currency into equivalent pounds sterling at the exchange rate charged by AG’s primary UK bank on the last business day of the relevant Calendar Quarter for the purposes of determining the payment in pounds sterling due to MVL;

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(d)

shall be made by the due date, failing which MVL may charge interest on any outstanding amount on a daily basis at a rate equivalent to 2% above the National Westminster Bank plc base lending rate then in force and compounded annually as at 31 December.

4.4

If at any time during the Term AG is prohibited from making any of the payments required hereunder by a governmental authority in any country then AG will within the prescribed period for making the said payments in the appropriate manner use its reasonable endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 7 (seven) days of receiving such permission. If such permission is not received within 30 (thirty) days of AG making a request for such permission then, at the option of MVL, AG shall deposit the payments due in the currency of the relevant country either in a bank account designated by MVL within such country or such payments shall be made to an associated

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company of MVL designated by MVL and having offices in the relevant country designated by MVL.

4.5

Options. As soon as practicable after the Effective Date but in any event within 5 days, AG shall grant MVL an option to subscribe for 2,000,000 common AG shares at an exercise price of US$0.50 per share. Such options will vest and become exercisable on achievement of the milestones as set out in Schedule 4 and be exercisable within a period of 5 years from the date of vesting.

4.6	MVL shall own any equipment purchased with the Research Project Budget notwithstanding the expiry or early termination of this Agreement.

5	Intellectual Property
5.1

MVL has developed a platform technology that has applications in many analysis/diagnostic fields and that is based on and protected by certain Intellectual Property (including Patent Rights) assigned or to be licensed to it by the MVL founders and Imperial Innovations Limited.

5.2

The Parties acknowledge that all right, title and interest in and to any Background Intellectual Property used in the Research Project remains the property of MVL. Ownership of all Results shall vest in MVL absolutely.

5.3

Licence. Subject to the terms of this Agreement, MVL hereby grants to AG an exclusive, worldwide, perpetual licence (including the right to sub-license) of the Background Intellectual Property and Results to develop, use, market, sell, supply and/or commercialise the Results in the Fields and except for MVL retaining the rights to develop, use, market, sell, supply and/or commercialise, including to sub-license, the Results in fields in which the licensed Intellectual Property is combined with other Intellectual Property to produce a panel of diagnostics combining markers from both within and outside the Fields. In relation to the commercialisation by MVL of the Results pursuant to this Clause, MVL shall pay to AG 10% of that proportion of MVL Gross Receipts or MVL Gross Sales Value arising from the Results.

5.4

Sub-licensing. Subject to any confidentiality provisions upon AG, within 30 days of the grant of any sub-licence, AG shall provide to MVL a true copy of it or a summary thereof, containing all financial information necessary for MVL to determine the amounts or proportions it is entitled to receive as royalties on Gross Sales Value and Gross Receipts under Clause 8 of this Agreement and/or whether an option vesting event has been triggered according to Schedule 4. In relation to all sub-licences, the sub-licence shall include obligations and restrictions on the sub-licensee which are substantially equivalent to the obligations and restrictions on AG under this Agreement. On request by MVL, AG shall sublicense MVL to develop, use, market, sell, supply and/or commercialise the Results in the Fields on terms which when taken together are no less favourable than those enjoyed by any other sub-licensee.

5.5	AG shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of AG under this Agreement, MVL will not be

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liable for any breach by a sub-licensee of a sub-license granted by AG pursuant to this Agreement and AG shall indemnify MVL against any loss, damages, costs, claims or expenses which are awarded against or suffered by MVL as a result of any such breach by such sub-licensee, save in circumstances (i) where a force majeure event (as defined in Clause 22.1) has occurred in respect to such sub-license arrangement, (ii) where such breach by such sub-licensee is as a direct consequence of the demonstrable negligence or wilful act or omission of MVL, or (iii) where such breach by such sub-licensee is a result of an unremedied breach of warranty by MVL under this Agreement.

Each Party acknowledges that any Intellectual Property of the other Party is and shall continue to be owned by such other Party, subject to the license rights granted herein. Any inventions, discoveries, improvements, modifications, alterations, or enhancements that are made, conceived, discovered or reduced to practice by a Party, together with all Intellectual Property rights therein, shall be owned exclusively by such Party, subject to the license rights granted herein.

6	Commercialisation
6.1

AG shall use diligent efforts to commercially exploit the Results in the Fields in order to maximise the returns for AG and MVL, ensuring that any granted sublicenses are in the commercial interest of both AG and MVL. AG’s commercialisation responsibilities include: formulation of business plans; competitive analysis; identification of and partnerships with large market players and other strategic partners; marketing to investors; advertisements and articles in trade publications, scientific journals and other relevant media; development of press kits; and website design and maintenance.

6.2

AG shall regularly consult with MVL in respect to the commercialisation of the Results in the Fields and will provide MVL with advanced notification of the terms of any proposed agreement with a third party in respect to such commercialisation. In the event that a third party, having taken a license to the Results, wishes to make an improvement to a commercial product within the Field or Fields covered by his license, then MVL will discuss with AG how further Intellectual Property could be generated to meet the need of the third party on terms and conditions to be agreed but at AG`s cost.

6.3

AG shall provide at least annually to MVL an updated, written commercialisation plan, showing all past, current and projected activities taken or to be taken by AG (including a summary of or, to the extent permitted by its sub licensees, the full text of the plans of the sub licensees) to bring Licensed Products to markets and/or commercially exploit the Results. The first commercialisation plan will be provided three months after the date of signature of this Agreement with the others provided at no more than twelve months intervals.

6.4

If MVL reasonably considers at any time after the expiry of 12 months after the delivery to AG by MVL of a first functional prototype of a Licensed Product that AG has without legitimate reason failed to comply with Clause 6.1, MVL shall be entitled to refer to an independent expert the following questions:

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(a)	whether AG has so complied with Clause 6.1 with respect to any one or more of the Fields; and if not
(b)	what specific action AG should have taken (“Specific Action”) in order to have complied with Clause 6.1.
6.5	The independent expert shall be appointed in accordance with the provisions of Schedule 5 and his decision shall be final and binding on the Parties.
6.6

If the expert determines that AG has failed to comply with the foregoing obligations of Clause 6.1 with respect to any one or more of the Fields (the “Failed Fields”), and if AG fails to take the Specific Action within 6 months of the expert giving his decision in accordance with Schedule 5, MVL shall be entitled, by giving notice, at any time after the end of that 6 month period, to immediately terminate the licence granted to AG under Clause 6.3 with respect to the Failed Fields and/or terminate this Agreement in accordance with Clause 9.3 (at its sole discretion) and AG shall forthwith reimburse 100% of the expert’s fees which were paid by MVL.

6.7	Royalties. In relation to the commercialisation by AG of the Results pursuant to Clause 6.1, AG shall pay to MVL 30% of any Gross Receipts or Gross Sales Value.
6.8

Payment frequency. Royalties due under this Clause 6 shall be paid within 60 days of the end of each Calendar Quarter, in respect of sales of Licensed Products or sub-licences of BG IP and the Results during such Calendar Quarter.

6.9

Royalty statements. AG shall send to MVL at the same time as each royalty payment is made in accordance with this Clause 6 a statement setting out, in respect of each territory or region in which Licensed Products are sold, the types of Licensed Product sold, the quantity of each type sold, and the total Gross Sales Value in respect of each type, expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates. AG shall notify MVL upon each receipt by it of a Gross Receipt and shall set out the sub-license to which such Gross Receipt pertains, the amount of the Gross Receipt and the reason for receiving such Gross Receipt.

6.10

Records. AG shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, the amount of Gross Receipts and Gross Sales Value, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

6.11

MVL shall have the right on reasonable notice to have AG’s records and accounts inspected during business hours by an independent chartered accountant nominated by MVL for the purpose of verifying the accuracy of any statement or report given by AG to MVL under this Clause 6. The accountant shall be required to keep confidential all information learnt during any such

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inspection, and to disclose to MVL only such details as may be necessary to report on the accuracy of AG’s statement or report. MVL shall be responsible for the accountant’s charges unless the accountant certifies that there is an underpayment of more than 5 per cent in any payment statement, in which case AG shall pay his charges in respect of that inspection.

6.12

AG shall ensure that any sub-licenses it grants pursuant to this Agreement impose on the sub-licensee a responsibility substantially similar to that of AG under Clause 6.10 and contain an audit right for AG substantially similar to the audit right granted to MVL under Clause 6.11. MVL may request that AG audit the records of its sub-licensees and, subject to any confidentiality provisions upon AG, provide such audit results to MVL. MVL shall be responsible for costs of the audit unless the audit determines that there is an underpayment of more than 5 per cent in any payment statement, in which case AG shall pay the costs of the audit.

7	Confidentiality and Publicity
7.1	No Confidential Information disclosed by one Party (“Disclosing Party”) to the other Party (“Recipient Party”) under this Agreement may be disclosed by the Recipient Party to any person except:
(a)

employees, agents, officers, directors, auditors, advisers, partners, consultants, licensees, sub licensees, students, actual and potential investors or merger partners or permitted subcontractors of the Recipient Party requiring the Confidential Information for the purposes of this Agreement provided that all such recipients shall be obliged by written agreement to keep such Confidential Information confidential;

(b)	with the prior written consent of the Disclosing Party which consent may be given or withheld in its absolute discretion;
(c)

if the Recipient Party is required to do so by law or stock exchange provided that in such circumstances the Recipient Party first informs the Disclosing Party of any disclosure so required and limits it to what is absolutely necessary; or

(d)	if the Recipient Party is required to do so in connection with legal proceedings relating to this Agreement.
7.2

No Confidential Information of the Disclosing Party may be used by the Recipient Party for any purpose other than the performance of the Recipient Party’s obligations or the exercise of the Recipient Party’s rights under this Agreement.

7.3

Any Party disclosing information under Clause 7.1(a) or (b) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in Clause 7.1, and all such persons shall be subject to a written obligation of confidentiality.

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7.4	Clauses 7.1, 7.2 and 7.3 do not apply to Confidential Information which:
(a)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party;
(b)

the Recipient Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party (unless that knowledge arose from disclosure of information in breach of an obligation of confidence);

(c)	the Recipient Party acquires from a source other than the Disclosing Party who is not under an obligation of confidence to the Disclosing Party; or
(d)	is independently developed by the Recipient Party who made no use of the Confidential Information and where the independent development can be proven by contemporaneous written documentation.
7.5

save for Confidential Information which is necessary to a licence granted under this Agreement the Recipient Party must return to the Disclosing Party all documents or other materials containing or referring to the Confidential Information which are in its possession, power or control or in the possession, power or control of persons who have received Confidential Information from it under Clause 7.1(a) or (b) at any time if requested to do so by the Disclosing Party.

7.6	The provisions of this Clause will survive the expiry or early termination (for whatever reason) of this Agreement for a period of ten years.
7.7

A Party may not make press or other announcements or releases referencing the other Party (and, in the case of MVL, including the MVL Founders) or the existence or provisions of this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed) to the form and content of the announcement or release unless and to the extent that the announcement or release is required to be made by the Party by law or by a stock exchange.

8	Liability
8.1

Nothing in this Agreement excludes or restricts the liability of either Party to the other for liability for any fraudulent misrepresentation by a Party or death and personal injury caused by negligence of a Party.

8.2

Subject to Clauses 8.1, 8.3 , any liability of one Party, or its employees, to the other Party for direct loss in contract, tort or otherwise arising out of or in connection with this Agreement shall be limited to the total amount of the payments made under Clause 4 by AG to MVL as at the date such liability arises.

8.3	Subject to Clause 8.1 in no circumstances will either Party, or its employees, be liable to the other Party for any loss of profits, revenue, goodwill, business

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opportunity or any indirect, consequential, financial or economic loss or damage, costs or expenses whether in contract, tort, negligence, breach of statutory duty or otherwise whatsoever or howsoever arising out of or in connection with this Agreement.

9	Termination
9.1	Either Party may by written notice to the other Party immediately terminate this Agreement where:
(a)

the other Party has materially breached this Agreement and has failed to remedy that breach (if remediable) within the time prescribed for that Clause or otherwise within sixty days of the date of service of a written notice from the other Party specifying the breach and requiring that it be remedied; or

(b)

the other Party ceases to carry on business, is unable to pay its debts when they fall due, is declared bankrupt, compounds with its creditors or an order is made or a resolution passed for the winding up of that other Party or the appointment of an administrator, receiver, liquidator or manager of that other Party or a similar event occurs under any applicable law within the country of that Party’s establishment.

For the avoidance of doubt, non-payment by AG of any of the amounts due pursuant to Clauses 4.1 and 6.7 within the relevant prescribed period shall constitute a material breach for the purposes of Clause 9.1(a).

9.2

The expiry or termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of expiry or termination including, without limitation, MVL’s right to payment of all sums due pursuant to Clause 4.1 for work done under the Research Project up to and including the date of termination or expiry. In addition, on a termination by MVL under Clause 9.1(a), AG shall pay any of MVL’s costs that relate to the period post termination where MVL can demonstrate in writing that it has been unable to cancel or mitigate these costs.

9.3	Notwithstanding Clause 9.6, in the event of termination of this Agreement by MVL:
(a)	any MVL right to options not already vested pursuant to Clause 4.5 shall lapse on termination; and the licence granted under Clause 5.3 shall immediately terminate;
(b)

AG shall immediately thereafter return all Confidential Information of MVL, BG IP and Results in its possession to MVL or, at MVL’s request, destroy the same confirming in writing to MVL that it has done so.

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9.4	Notwithstanding Clause 9.6, in the event of termination of this Agreement by AG under Clause 9.1:
(a)	any MVL right to options not already vested pursuant to Clause 4.5 shall lapse on termination;
(b)

AG shall immediately thereafter return all Confidential Information of MVL, BG IP and Results in its possession to MVL or, at MVL’s request, destroy the same confirming in writing to MVL that it has done so.

9.5

Except for that Confidential Information which is necessary to a license granted under this Agreement, each Party shall immediately after the expiry or termination of this Agreement return all Confidential Information of the other Party in its possession to the other Party or, at the other Party’s request, destroy the same and confirm in writing to the other Party that it has done so.

9.6	Subject to Clauses 9.3 and 9.4, Clauses 5, 6, 8, 9, 10, 11, 12, 13, 18, 19, 21 and 23 survive the expiry or termination (for whatever reason) of this Agreement.

10	Dispute Resolution
10.1

The Parties shall use reasonable endeavours to discuss and resolve any disputes arising out of or in connection with this Agreement. If the Parties cannot resolve the dispute within 28 days of the dispute arising:

(a)	either Party may propose to the other in writing that structured negotiations be entered into with the assistance of a mediator (“Mediator”) before resorting to litigation;
(b)

within 14 days from the date of the proposal to appoint a Mediator or within 14 days of notice to either Party that the other Party is unable or unwilling to act, either Party may apply to the Centre for Effective Dispute Resolution (“CEDR”) in London to appoint the Mediator;

(c)	the exchange of any relevant information and the structure to be adopted for the negotiation to be held in London shall be in accordance with the CEDR model mediation procedure;
(d)

if the Parties accept the Mediator’s recommendations or otherwise reach agreement on the resolution of the dispute, that agreement shall be reduced to writing and once it is signed by their duly authorised representatives, shall be final and binding on the Parties;

(e)

if the Parties fail to reach agreement in the structured negotiations within 30 days of the Mediator being appointed, any failure shall be without prejudice to the right of any Party subsequently to refer any dispute or difference to litigation but the Parties agree that before resorting to litigation, structured negotiations in accordance with this Clause shall have taken place; and

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(f)	nothing contained in this Clause shall restrict either Party’s freedom to commence legal proceedings to preserve any legal right or remedy or protect any proprietary or trade secret right.

11	Representations and Warranties
11.1	MVL represents and warrants as at the Effective Date to the best of its knowledge and belief that:

(a)

it has full power and authority to carry out the actions contemplated under this Agreement and, so far as it is aware, that its performance under the terms of this Agreement will not infringe the rights of any third party;

(b)

it is not engaged or involved in any litigation, arbitration or other legal proceedings in respect to the BG IP and to the knowledge of MVL no infringement proceedings are threatened by any third party in respect to the same;

(c)	there are no actual or threatened claims by MVL or its licensors against any third party involving any actual or alleged infringement of the BG IP , and there is no basis for such a claim;
(d)

save for the Patent Rights to be assigned/licensed by Imperial Innovations Limited to MVL (as disclosed to AG), it is the exclusive owner or licensor of the BG IP and that it is entitled to license the BG IP in the manner contemplated by this Agreement;

(e)	it has taken reasonable security measures to protect the value of the BG IP ;
(f)	the BG IP does not, so far as it is actually aware infringe the intellectual property rights of any third party;
(g)

so far as it is aware, the entering into of this Agreement does not in any way violate any provision of law, statute, regulation, etc. applicable to MVL and the Agreement does not conflict with or result in the termination or breach of any provision of, or constitute a default under any contract or other undertaking binding on it;

(h)	it has no knowledge or reason to believe that any patent application set out in Schedule 1 is unpatentable;
(i)	it has provided AG with a copy of all patents and patent applications set out in Schedule 1;
(j)	it has no knowledge or reason to believe that the Intellectual Property set out in Schedule 1 lacks commercial value.

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none of the foregoing representations and statements of fact (including statements of fact made on Schedule 1 hereto) contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to AG . There is no material fact that MVL has not disclosed to AG that materially affects the BG IP or the Results, or the ability of AG to perform all of its obligations under this Agreement.

11.2	AG warrants as at the Effective Date with full knowledge and intention that MVL will be relying on these representations in entering into this Agreement that:
(a)	it has full power and authority to carry out the actions contemplated under this Agreement and its performance under the terms of this Agreement will not infringe the rights of any third party; and
(b)

the entering into of this Agreement does not in any way violate any provision of law, statute, regulation, etc. applicable to AG and the Agreement does not conflict with or result in the termination or breach of any provision of, or constitute a default under any contract or other undertaking binding on it.

11.3

It is acknowledged and agreed that this Agreement provides for the carrying out of experimental research and the use of experimental materials whose properties and safety may not have been established. Accordingly, specific results cannot be guaranteed and any results, materials, information or Intellectual Property (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings, except as set out in this Agreement. Save pursuant to Clause 11.1, MVL does not give any warranty that Delivered Items do not infringe third party rights, are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, nor that any patent applications made or licensed pursuant to this Agreement will result in valid, granted patents. Whilst MVL will use reasonable endeavours to ensure the accuracy of any work performed and information given under this Agreement, it gives no warranty, express or implied, as to accuracy, and will not be held responsible for any consequences arising out of any inaccuracies or omissions unless they are the result of wilful default or of negligence on the part of MVL or its agents. AG shall be responsible for any products it or its Affiliates, distributors or licensees use, market, sell or distribute which incorporate or depend on the Background Intellectual Property and/or Results in whole or in part and AG shall indemnify and keep indemnified MVL against all costs, damages, claims and liabilities incurred or suffered by MVL in relation to AG’s, its Affiliates’, distributors’ or licensees’ products, unless such costs, damages, claims or liabilities are the result of wilful default or of negligence on the part of MVL or its agents.

12	Assignment and Sub-contracting

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12.1

Neither Party may assign, transfer, charge or deal in any other manner with this Agreement or its rights under it or part of it, or purport to do any of the same under this Agreement without the prior written consent of the other Party (which consent not to be unreasonably withheld or delayed).

12.2

Notwithstanding Clause 12.1, where, in the reasonable opinion of MVL, it would be appropriate to sub-contract part of the Research Project to a third party, MVL is free to do so subject to AG’s prior written consent, not to be unreasonably withheld. Notwithstanding the provisions of this Clause 12, AG hereby acknowledges that MVL has entered into a project funded by the Health Technology Devices programme of the UK National Health Service (at no cost to AG), such funds being required to undertake and complete the Research Project.

13	Waiver

A provision of this Agreement or any right created under it cannot be waived or varied except in writing signed by the Parties.

14	Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This Clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

15	No Agency or Partnership

Nothing contained or implied in this Agreement constitutes a Party the partner, agent, or legal representative of another Party or of the other Party for any purpose or creates any partnership, agency or trust, and no Party has any authority to bind the other Party in any way.

16	Further Assurance

Each Party shall, at its own expense, do anything the other Party reasonably asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) to give effect to the intentions of the Parties and the objectives of this Agreement and the transactions contemplated by it and to use its reasonable endeavors to cause relevant third parties to do likewise.

17	The Contracts (Rights of Third Parties) Act 1999

Except for the benefit of Clause 7.7 which shall be enforceable, without limitation, by the MVL Founders, the Parties do not intend any term of this Agreement should be enforceable, whether by virtue of the Contracts (Rights of Third Parties) Act 1999, common law or otherwise, by any person who is not a party to this Agreement.

18	Notices

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18.1

Any notice to be given under this Agreement shall be in writing and delivered by hand, prepaid registered post or facsimile to the other Party at the address or fax number set out below or to such other address or fax number as either Party may specify in writing to the other.

Notices to MVL	Dr Chris Wright Molecular vision Ltd Bioincubator Unit Bessemer Building Prince Consort rd London SW7 2BP or in his absence Dr Alan Mosley at the same address
Notices to AG	Mr. Platon Tzouvalis 14 Rue Kleberg CH-1201 Geneva Switzerland Fax +30 210 9851910 or in his absence Dr. Manos Topoglidis at the same address
18.2	Notices are deemed to have been given:
(a)

if delivered by hand, at the time of delivery unless delivered after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day;

(b)	if sent by registered post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and
(c)

if sent by facsimile, at the time the facsimile is received shown in the transmission report as the time that the whole facsimile was sent unless received after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day.

19	Entire Agreement
19.1

This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all negotiations, understandings or previous agreement between the Parties relating to the subject matter of this Agreement including the memorandum of understanding between, inter alia, MVL and AG dated 28 March 2006 and the Development Agreement between MVL and AG dated 22nd May 2006.

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19.2	This Agreement may only be amended in writing signed by duly authorised representatives of the Parties.

20	Force Majeure
20.1

Notwithstanding any other provision of this Agreement, no Party need act if it is impossible to act due to force majeure, meaning any cause beyond its reasonable control (including, without limitation, war, riot, natural disaster, labour dispute, or law taking effect after the date of this Agreement). A Party affected by force majeure agrees to notify the other Party promptly after it determines that it is unable to act.

20.2

A Party has no responsibility or liability for any loss or expense suffered or incurred by the other Party as a result of its not acting for so long as the force majeure under Clause 20.1 continues. However, the non-performing Party agrees to make reasonable efforts to avoid or remove the circumstances giving rise to the force majeure and agrees to continue performance under this Agreement promptly when they are removed.

21	Governing Law

This Agreement and any documents to be entered into pursuant to it shall be governed by and construed in accordance with laws of England and each Party irrevocably submits to the jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement and the documents entered into pursuant to it.

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Signed by for and on behalf of ACRONGENOMICS, INC.	) Mr. Platon Tzouvalis President and COO ) ) Dr. Manos Topoglidis Chief Technology Officer

Date: February 12 2007

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Schedule 1

Background Intellectual Property

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Schedule 2

Research Project

Proposed AG-MV 2.5-year joint venture work plan

	Year 1			Year 2				Year 3
	Q1	Q3	Q4	Q5	Q6	Q7	Q8	Q9	Q10	Q11	Q12
WP1 Generic platform development		development of micro-fluidics for blood handling	microchip for blood handling
WP1

2 scientists

WP2 Set up and prototype / diabetes test	evaluation & selection of chemiluminescence (CL) assay fabricate first devices	CL based albumin detection in urine	CL based albumin/creat-inine detection in urine	manufactur-ability, user-evaluation & reliability testing	kidney health prototype
WP2

3 scientists

3 scientists

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WP3 STD test	evaluation & selection of Cl or Fl assay fabricate first devices	Implement syphilis assay in microchip format	STD test in blood with syphilis	implement syphilis or HSV2 assay	STD test blood with 3 markers Syphilis HSV2 HepB	manufactur-ability, user-evaluation & reliability testing	STD prototype
WP3

4 scientists

2 scientists

WP4 Cardiac test	evaluation & selection of myoglobin assay fabricate first devices	Implement Myoglobin assay on blood microchip	optimise myoglobin assay for maximum sensitivity	myoglobin marker cardiac test in blood	implement HDL cholesterol cardiac assay	Three marker cardiac test Myoglobin HDL Triglycerides	manufactur-ability, user-evaluation & reliability testing	cardiac prototype
WP4

5 scientists

2 scientists

WP5 Substances of Abuse					Generic platform development only

Work Force	5 scientists	7 scientists	7 scientists	9 scientists	9 scientists

MVL can change these markers if it believes that there are strong technical or commercial reasons for so doing.

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Schedule 3a

Research Project Payment Schedule

First payment of £575K to be before April 30th 2007. . Subsequent payments at six month intervals but in any event to be no later than the dates set out below.

	2007 £K	2008 £K	2009 £K
Jan
Feb
Mar
Apr	575	575	575
May
Jun
July
Aug
Sept
Oct	575	575
Nov
Dec

Schedule 3b

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07/03/2006
	Equipment	Consumables	Res. Staff	BDM	MV costs*	Total
Year 1	42,000	33,000	197,000	28,000	133,000	575,000
Year 2	40,000	70,000	455,000	40,000	285000	1,090,000
Year 3	15,000	90,000	565,000	40,000	300000	1,210,000
						2,875,000
Equipment:
Test Eq. (IVL, EL, UV-vis)		50,000
Microchip sets		30,000
Oven		3,000
Spin Coater		7,000
Laminar Flow Hood		7,000
Total		97,000
Staff:	JV Staff		seconded MV Staff			MV costs:	Yr 1	Yr 2	Yr3
Year 1	2 Scientists at 21,000, I sen scientist at 28,000		3 Sr Scientists at 57,000			IP + legal support	28,,000	80,000	95,000
	COO at 40,000					Consulting fees for founders	75,000	150,000	150,000
	BDM 2 days/week at 20,000					Admin support	15,000	30,000	30,000
						Overheads	15,000	25,000	25,000
Year 2	2 Sr Scientists at 57,750		3 Sr Scientists at 57,750			Total	133,000	285,000	300,000
	2 Scientists at 42,000
	COO at 84,000
	BDM 2 days/week at 40,000
Year 3	2 Sr Scientists at 60,638		3 Sr Scientists at 60,638
	4 Scientists at 44,100
	COO at 88,200
	BDM 2 days/week at 40,000

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Schedule 4

Option Vesting

Milestone	Estimated Delivery date	Options vested
Delivery of kidney health (microalbuminuria diagnostic) prototype	15 months from Effective Date	500,000
Delivery of Cardiovascular test	30 months from Effective Date	500,000
Delivery of STD test	24 months from Effective Date	500,000
Delivery of Substances of Abuse Test (may require additional funding)	36 months from Effective Date	500,000

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Schedule 5

Appointment of Expert

1.	Pursuant to Clause 6.4, MVL may serve notice on AG (“Referral Notice”) that it wishes to refer to an expert the questions set out in Clause 6.4.
2.

The Parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, the questions shall be referred to an expert appointed by the President of Law Society of England and Wales.

3.

60 days after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4.

Each Party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side's statement of case of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the expert.

5.

The expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.	The expert's decision shall be final and binding on the Parties.
7.	Save as otherwise provided in this Agreement, the expert's charges shall be borne equally by the Parties.

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